UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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THE HAIN CELESTIAL GROUP, INC.

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THE HAIN CELESTIAL GROUP, INC.

58 South Service Road

Melville, NY 11747

(631) 730-2200

November 8, 2004

Dear Fellow Stockholder:

Please join me at our Annual Meeting on December 2, 2004, at 11:00 AM, local time, in our new facility at Jason Natural Products, 846 Warner Drive, Culver City, CA 90232 where I will ask you to vote on the election of our Directors, an amendment to our Long Term Incentive and Stock Award Plan and the ratification of the selection of our auditors.

We are pleased to add four exceptional new nominees for election to our Board of Directors by our stockholders this year, Barry J. Alperin, Mitchell A. Ring, Lewis D. Schiliro and D. Edward I. Smyth. In addition to the formal items of business at our Annual Meeting, we will review the major developments over the past year and share with you our plans for the future. You will have an opportunity to ask questions and express your views to the senior management of The Hain Celestial Group, and members of the Board of Directors will also be present.

Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. You can vote your shares by completing and returning the enclosed proxy card by mail or by calling our proxy solicitor, Innisfree M&A Incorporated, toll-free, at 1-888-750-5834. Please vote as soon as possible.

I hope to see you on December 2nd.

Sincerely,

Irwin D. Simon

President, Chief Executive

Officer and Chairman of the Board

THE HAIN CELESTIAL GROUP, INC.

58 South Service Road

Melville, NY 11747

(631) 730-2200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To the Stockholders of THE HAIN CELESTIAL GROUP, INC.:

The Annual Meeting of Stockholders of The Hain Celestial Group, Inc. will be held on Thursday, December 2, 2004 at 11:00 AM, local time, at Jason Natural Products, 846 Warner Drive, Culver City, CA 90232 for the following purposes:

1.	To elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To amend our 2002 Long Term Incentive and Stock Award Plan to increase the number of shares issuable over the term of the plan by 1,800,000 shares to 4,900,000 shares in the aggregate;

3.	To ratify the appointment of Ernst & Young LLP as our registered independent accountants for fiscal 2005; and

4.	To transact such other business as may properly come before the meeting.

Only stockholders of record as of the close of business on October 29, 2004, are entitled to notice of and to attend this meeting, as set forth in this proxy statement. Your vote is important. If you do not expect to be present at the meeting and wish your stock to be voted, please sign and date the enclosed proxy and mail it promptly in the enclosed reply envelope addressed to Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004 or call our proxy solicitor, Innisfree M&A Incorporated, toll-free, at 1-888-750-5834.

SOLICITATION AND REVOCATION OF PROXIES

Proxies are being solicited on behalf of our Board of Directors, and we will bear the cost of such solicitation. We expect that the solicitation of proxies will be primarily by mail. Proxies may also be solicited by our officers and employees at no additional cost to us, in person or by telephone, telegram or other means of communication. We have also engaged Innisfree M&A Incorporated to assist in such solicitation for a fee of $15,000 plus customary fees and expenses. We have also agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its provision of these services. We may reimburse custodians, nominees and fiduciaries holding our common stock for their reasonable expenses in sending proxy material to principals and obtaining their proxy. Any stockholder giving a proxy may revoke it at any time before it is exercised by written notice to our secretary or by voting in person at the meeting.

It is expected that this Notice of Annual Meeting of Stockholders and Proxy Statement will first be mailed to stockholders on or about November 8, 2004.

STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

Only stockholders of record at the close of business on October 29, 2004 will be entitled to vote at the Annual Meeting of Stockholders. On that date, there were 36,495,580 shares of our common stock outstanding and entitled to be voted at the Annual Meeting of Stockholders. Each such share is entitled to one vote. The holders of a majority of the shares entitled to vote on the record date, represented in person or by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting of Stockholders. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum.

Directors will be elected by a plurality of the votes cast. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote for one or more of such nominees will result in the respective nominees receiving fewer votes.

Abstentions may be specified as to all proposals to be brought before the Annual Meeting of Stockholders, other than the election of directors. Approval of each of the proposals to be brought before the Annual Meeting of Stockholders (not including the election of directors) will require the affirmative vote of at least a majority in voting interest of the stockholders represented in person or by proxy at the Annual Meeting of Stockholders and entitled to vote thereon. As to the proposals, if a stockholder abstains from voting on a proposal it will have the effect of a negative vote on that proposal, but if a broker indicates that it does not have authority to vote certain shares (i.e., a broker non-vote), those votes will not be considered as shares present and entitled to vote at the Annual Meeting of Stockholders with respect to that proposal and, therefore, will have no effect on the outcome of the vote.

Proxies that are executed, but do not contain any specific instructions, will be voted FOR the election of all the nominees for directors specified herein, FOR the approval of the amendment of our 2002 Long Term Incentive and Stock Award Plan and FOR the ratification of the appointment of Ernst & Young LLP as our registered independent accountants. The persons appointed as proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting of Stockholders or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting of Stockholders.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2004 for (1) each of our directors and nominees for director and each of our executive officers, (2) each person who is known by us to beneficially own more than five percent of the outstanding shares of our common stock and (3) all of our directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and does not necessarily bear on the economic incidents of ownership or the right to transfer the shares described below.

	Number of Shares	Percentage of Common Stock
Irwin D. Simon (1)	2,981,215	7.6%
Barry J. Alperin (2) (3)	23,000	*
Beth L. Bronner (2) (4)	176,667	*
Jack Futterman (2) (5)	124,500	*
Daniel R. Glickman (2) (6)	48,000	*
Marina Hahn (2) (7)	110,854	*
Andrew R. Heyer (2) (8)	314,034	*
Roger Meltzer (2) (9)	73,000	*
Mitchell A. Ring (2) (3) (11)	23,000	*
Lewis D. Schiliro (2) (3)	23,000	*
D. Edward I. Smyth (2) (3) (11)	23,000	*
Larry S. Zilavy (2) (3)	23,000	*
Ira J. Lamel (10)	301,000	*
HJH One, L.L.C. and H.J. Heinz Company (11)	6,090,351	16.7%
Wellington Management Company, LLP (12)	2,385,150	6.5%
All directors and executive officers as a group (thirteen persons) (13)	4,244,270	10.6%

*	Indicates less than 1%.
(1)	Includes 2,635,000 shares of common stock issuable upon the exercise of options granted under our 1994 Long Term Incentive and Stock Award Plan or our 2002 Long Term Incentive and Stock Award Plan (the “2002 Plan”). Also includes 150,000 shares of restricted stock issued pursuant to Mr. Simon’s employment agreement, which will vest over the term of the agreement. Mr. Simon is our President, Chief Executive Officer and Chairman of the Board of Directors, and his mailing address is c/o The Hain Celestial Group, Inc., 58 South Service Road, Melville, NY 11747.
(2)	Director of The Hain Celestial Group, Inc.
(3)	Includes 23,000 shares of common stock issuable upon the exercise of options granted under our 2000 Directors Stock Option Plan.
(4)	Includes 136,000 shares of common stock issuable upon the exercise of options granted under our 1996 Directors Stock Option Plan or our 2000 Directors Stock Option Plan (together, the “Directors Plans”).
(5)	Includes 123,500 shares of common stock issuable upon the exercise of options granted under our Directors Plans.
(6)	Includes 48,000 shares of common stock issuable upon exercise of options granted under our Directors Plans.
(7)	Includes 93,000 shares of common stock issuable upon exercise of options granted under our Directors Plans and 16,445 shares of common stock issuable upon the exercise of options assumed upon consummation of our merger (the “Merger”) with Celestial Seasonings, Inc. (“Celestial”) in May 2000.
(8)	Includes 126,000 shares of common stock issuable upon the exercise of options granted under our Directors Plans, 36,667 shares issuable upon the exercise of warrants and 2,268 shares held indirectly through Argosy Investment Corp.
(9)	Includes 73,000 shares of common stock issuable upon the exercise of options granted under our Directors Plans.
(10)	Includes 300,000 shares of common stock issuable upon exercise of options granted under the 2002 Plan.

(11)	HJH One, L.L.C., an affiliate of H.J. Heinz Company, holds 6,090,351 shares of common stock. Mr. Ring is Vice President—Business Development of H.J. Heinz Company and Mr. Smyth is Chief Administrative Officer and Senior Vice President—Corporate and Government Affairs of H.J. Heinz Company. Share amounts presented for Mr. Ring and Mr. Smyth do not include the shares of common stock held by HJH One, L.L.C. According to a Schedule 13D dated October 6, 1999, the principal business office of H.J. Heinz Company is located at 600 Grant Street, Pittsburgh, PA 15219.
(12)	According to a Schedule 13G dated February 14, 2004, Wellington Management Company, LLP, in its capacity of investment advisor, may be deemed to beneficially own 2,385,150 shares held of record by clients of Wellington, and the address of its principal business office is 75 State Street, Boston, MA 02109.
(13)	Includes 2,935,000 shares issuable upon the exercise of options granted under the 2002 Plan, 16,445 shares issuable upon the exercise of options granted under Celestial plans assumed in connection with the Merger, 714,500 shares issuable upon the exercise of options granted under our Directors Plans and 36,667 shares issuable upon the exercise of warrants. See Notes 1 through 10 above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of twelve members, all of whom are standing for reelection at the Annual Meeting of Stockholders.

Each director will hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified. The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, FOR the election of all of the nominees listed below.

The following information describes the backgrounds and business experience of the nominees for director:

Irwin D. Simon, President, Chief Executive Officer and Chairman of the Board, Age 46

Irwin D. Simon has been our President and Chief Executive Officer and a director since our inception and is our founder. Mr. Simon was appointed Chairman of the Board of Directors in April 2000. Previously, Mr. Simon was employed in various marketing capacities at Slim-Fast Foods Company and The Haagen-Dazs Company, a division of Grand Metropolitan, plc. Mr. Simon serves as a director of Technology Flavors & Fragrances, Inc., Jarden Corporation and other privately-held companies and is the past chapter chairman of YPO—Gotham Chapter, New York City.

Barry J. Alperin(2)(3), Age 64

Barry J. Alperin has been a director since February 2004 and is the chairperson of our Audit Committee. Mr. Alperin, a private consultant, has been a director of Henry Schein, Inc., a provider of healthcare products and services to office-based practitioners in North America and Europe, since May 1996. He served as Vice Chairman of Hasbro, Inc. from 1990 through July 1995 and as Co-Chief Operating Officer of Hasbro, Inc. from 1989 through 1990. Mr. Alperin served as director of Seaman Furniture Company, Inc. from 1992 through February 2001. He also serves as a director of the general partner of K’Sea Transportation Partners, LP.

Beth L. Bronner(1), Age 53

Beth L. Bronner has been a director since November 1993, and is the chairperson of our Compensation Committee. Ms. Bronner is currently Senior Vice President and Chief Marketing Officer for Jim Beam Brands Worldwide, since September 2003. From May 2001 to September 2003, Ms. Bronner served as a private consultant and president of a private realty company. In addition, she served as President and Chief Operating Officer of Advo Inc. from August 2000 until May 2001. Prior to that, Ms. Bronner was at Sunbeam Inc. from November 1998 as President—Health Division. Previously, she was employed in various capacities by Citibank, N.A., American Telephone & Telegraph Company and Revlon, Inc. Ms. Bronner also serves as a director of Fortis, Inc.

Jack Futterman(3), Age 71

Jack Futterman has been a director since December 1996, and is the chairperson of our Corporate Governance and Nominating Committee. Mr. Futterman served as Chairman and Chief Executive Officer of Party City Stores, Inc. from June 1999 through December 1999. Mr. Futterman retired as Chairman and Chief Executive Officer of the Pathmark supermarket chain in March 1996. He joined Pathmark in 1973 as Vice President of its drugstore and general merchandise divisions and occupied a number of positions before becoming Chairman and Chief Executive Officer. Mr. Futterman is a registered pharmacist and former Chairman of the National Association of Chain Drugstores.

Daniel R. Glickman(3), Age 59

Daniel R. Glickman, who served as U.S. Secretary of Agriculture from March 1995 until January 2001, has been a director since July 2002. Secretary Glickman is currently President and Chief Executive Officer of the Motion Picture Association of America. From August 2002 through August 2004, Secretary Glickman served as the Director of the Institute of Politics at the John F. Kennedy School of Government at Harvard University. From January 2001 to August 2002, Secretary Glickman was a partner in the public law and policy practice group of Akin, Gump, Strauss, Hauer & Feld, L.L.P. and continues to be a senior advisor to the law firm. Prior to his appointment as Secretary of Agriculture, Secretary Glickman served for 18 years in the U.S. House of Representatives, where he served as a member of the House Agriculture Committee. Secretary Glickman serves as a director of the Chicago Mercantile Exchange and a privately-held company.

Marina Hahn(1), Age 47

Marina Hahn has been a director since May 2000. Prior to that, she had served as a director of Celestial since 1994. Currently, Ms. Hahn is a marketing consultant. From 1998 to 2001, Ms. Hahn served as Executive Vice President of J. Walter Thompson Company, an advertising agency. Previously, Ms. Hahn was employed in various capacities by the William Morris Agency, Inc., Sony Electronics, Inc., Pepsi-Cola Company and DDB Needham Worldwide, Inc.

Andrew R. Heyer(1)(3), Age 47

Andrew R. Heyer has been a director since November 1993. Mr. Heyer is a founder of Trimaran Capital Partners, a private asset management firm with over $3 billion under management. Mr. Heyer is also a Vice-Chairman of CIBC World Markets Corp. and co-head of CIBC Argosy Merchant Banking Funds. Prior to joining CIBC in 1995, Mr. Heyer was a founder and managing director of The Argosy Group L.P. Mr. Heyer serves as a director of Niagara Corporation, Reddy Ice Holdings, Inc. and other privately-held companies.

Roger Meltzer, Age 53

Roger Meltzer has been a director since December 2000. Mr. Meltzer is a partner and a member of the executive committee of the law firm Cahill Gordon & Reindel LLP, New York, New York, where he practices corporate law. Cahill Gordon & Reindel LLP has represented us in various matters since 1994.

Mitchell A. Ring, Age 53

Mitchell A. Ring has been a director since February 2004. Mr. Ring has served as Vice President—Business Development of the H.J. Heinz Company and as a member of its Management Committee since 1996. Mr. Ring joined Heinz in 1991 after 17 years in marketing and finance positions in the consumer products and banking industries. Mr. Ring serves on our Board of Directors as a designee of HJH One, L.L.C.

Lewis D. Schiliro(2), Age 55

Lewis D. Schiliro has been a director since February 2004. Mr. Schiliro is a Senior Executive Vice President of MBNA America. Before joining MBNA in 2000, Mr. Schiliro spent 25 years with the Federal Bureau of Investigation (FBI) in New York. In 1998, Mr. Schiliro was appointed the Director of the FBI’s New York office. Mr. Schiliro has taught courses as an adjunct professor at both the University of Delaware and Wilmington College.

D. Edward I. Smyth, Age 54

D. Edward I. Smyth has been a director since February 2004. Mr. Smyth has served as Chief Administrative Officer and Senior Vice President—Corporate and Government Affairs of the H.J. Heinz Company and as a member of its Management Committee since 2001. Mr. Smyth joined Heinz in March 1988, following 15 years in the diplomatic service of Ireland. Mr. Smyth is a trustee of the H. J. Heinz Company Foundation and is a member of the Government Affairs Council of the Grocery Manufacturers of America. Mr. Smyth serves on our Board of Directors as our joint designee with HJH One, L.L.C.

Larry S. Zilavy(2), Age 53

Larry S. Zilavy has been a director since November 2002. Mr. Zilavy has served as Executive Vice President, Corporate Finance and Strategic Planning for Barnes & Noble, Inc. since May 2003. Previously, Mr. Zilavy was Chief Financial Officer of Barnes & Noble, Inc. from June 2002 through April 2003. Prior to that, he was executive vice president of IBJ Whitehall Bank and Trust Company, where he worked since 1992. Mr. Zilavy is a trustee of St. Francis College in New York City.

(1)	Compensation Committee member.

(2)	Audit Committee member.

(3)	Corporate Governance and Nominating Committee member.

Board of Directors and Corporate Governance

The Board of Directors is responsible for overseeing our direction, affairs and management. The Board recognizes its fiduciary duty to all stockholders. We have has implemented various changes to our corporate governance practices in response to the Sarbanes-Oxley Act of 2002 and the changes to the corporate governance listing standards of The NASDAQ Stock Market. The following highlights some of the corporate governance initiatives taken by us and the Board, both in response to the Sarbanes-Oxley Act and NASDAQ rules and otherwise:

Director Elections. All directors stand for election annually. Voting is not cumulative.

Board Meetings and Attendance. All directors are expected to attend our annual meeting of stockholders. All of the directors attended our 2003 annual meeting of stockholders.

During the last fiscal year, the Board of Directors held seven meetings. Each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served that were held during the last fiscal year. The Board of Directors has determined that each of Mses. Bronner and Hahn, and Messrs. Alperin, Futterman, Glickman, Heyer, Schiliro, and Zilavy is “independent” as defined in the listing standards of The NASDAQ Stock Market.

During the last fiscal year, we did not pay any direct compensation to directors, other than reimbursement of out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors. Under our director stock option plans, during fiscal 2004 we granted each of our independent directors who stood for election at our 2003 annual meeting of stockholders options to purchase 8,000 shares of our common stock for his or her services as director and granted each of our new directors options to purchase 23,000 shares of our common stock, in each case at exercise prices equal to the fair market value of the common stock at the time of grant.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The Board of Directors has adopted a written charter for each of these committees, a current copy of which is available on our website at www.hain-celestial.com.

Audit Committee. The Audit Committee’s principal duties include recommending to our Board of Directors the selection, retention and termination of our registered independent accountants, evaluating the independence of the registered independent accountants, including whether they provide any consulting services to us, reviewing with the registered independent accountants their report as well as making any recommendations with respect to our financial statements, accounting policies, procedures and internal controls. In addition, the Audit Committee is charged with determining whether there are any conflicts of interest in financial or business matters between us and any of our officers or employees. Our Audit Committee is currently comprised of three directors, Messrs. Alperin, Schiliro and Zilavy, with Mr. Alperin acting as chairperson. The Board has determined that each member of the Audit Committee is “independent” as defined by applicable SEC rules and the listing standards of The NASDAQ Stock Market and that Mr. Zilavy is an “audit committee financial expert” as defined by applicable SEC rules. During fiscal 2004, our Audit Committee held eleven meetings. See “Report of the Audit Committee.”

Compensation Committee. The Compensation Committee administers our employee stock option plans, determines the compensation policies for our officers and recommends to the entire Board of Directors the salaries of our executive officers. Our Compensation Committee is currently comprised of Mses. Bronner and Hahn and Mr. Heyer, with Ms. Bronner acting as chairperson. The Board has determined that each member of the Compensation Committee is “independent” as defined in the listing standards of The NASDAQ Stock Market. During fiscal 2004, the Compensation Committee held three meetings. See “Report of the Compensation Committee on Executive Compensation.”

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s purpose is to identify individuals qualified to serve on the Board of Directors, recommend to the Board of Directors persons to be nominated for election as directors at the annual meeting of the stockholders or to be appointed by the Board of Directors to fill an existing or newly created vacancy on the Board of Directors, identify and recommend members of the Board of Directors to serve on each Board committee and to serve as chairman thereof, and develop and recommend to the Board of Directors corporate governance guidelines. Our Corporate Governance and Nominating Committee is currently comprised of Messrs. Alperin, Futterman, Glickman and Heyer, with Mr. Futterman acting as chairperson. The Board has determined that each member of the Corporate Governance and Nominating Committee is “independent” as defined in the listing standards of The NASDAQ Stock Market. During fiscal 2004, the Corporate Governance and Nominating Committee held two meetings.

The Corporate Governance and Nominating Committee’s charter provides that the committee shall consider written proposals for director nominees from stockholders in accordance with our By-Laws. Beyond this, the committee has no formal policy regarding consideration of director candidates recommended by stockholders, in large part because we have never received from any of its stockholders a recommendation of a director nominee with reasonably adequate qualifications. The need for a more formal policy is currently under consideration by the committee. In the meantime, the committee will consider candidates recommended by stockholders, and a stockholder wishing to submit a recommendation should send a letter to our Secretary at The Hain Celestial Group, 58 South Service Road, Melville, NY 11747. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation” and, in order to be considered for the 2005 Annual Meeting of Stockholders, must be received by us no later than August 5, 2005. The letter must identify the author as a stockholder and provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history, current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. For more information regarding stockholder communications with our Board of Directors, see the “Stockholder Proposals and Other Communications” section of this proxy statement.

To be considered by the Corporate Governance and Nominating Committee, a director nominee must have experience as a board member or senior officer of a company in the natural food or other industries or have a strong financial background or be a leading participant in another field relative to our business or have achieved national prominence in a relevant field as a faculty member, professional or government official.

In addition to these minimum requirements, the committee seeks director candidates based on a number of qualifications, including their independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and complement the Board of Directors’ existing strengths.

The Board of Directors and the Corporate Governance and Nominating Committee begin the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, including current executive officers and directors and industry, academic and community leaders. The Board or the committee may retain a search firm to identify and screen candidates, conduct reference checks, prepare biographies for review by the committee and the Board and assist in setting up interviews. The committee and one or more of our other directors interview candidates, and the committee selects nominees that best suit our needs.

During the past fiscal year, Messrs. Alperin, Ring, Schiliro and Smyth joined the Board. Pursuant to our contractual agreement with H.J. Heinz Company, HJH One, L.L.C. designated Mr. Ring to serve on our Board and we and HJH One, L.L.C. jointly designated Mr. Smyth to serve on our Board. Messrs. Alperin and Schiliro were recommended by our Chief Executive Officer and approved as nominees by the Corporate Governance and Nominating Committee and our full Board of Directors.

Executive Officers

The following information describes the background and business experience of our current executive officer who is not also a director.

Ira J. Lamel, Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, Age 57

Mr. Lamel was appointed Executive Vice President and Chief Financial Officer and Treasurer on October 1, 2001, and has served as Corporate Secretary since January 2003. Prior to his appointment, Mr. Lamel, a certified public accountant, was a partner at Ernst & Young LLP where he served in various capacities from June 1973 to September 2001. Ernst & Young LLP serves as our registered independent accountants, and Mr. Lamel was responsible for all services provided to us, including the audits of our financial statements, from fiscal 1994 through fiscal 2000. Mr. Lamel serves as a director of Excel Technology, Inc. and Harvey Electronics, Inc.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO

THE 2002 LONG TERM INCENTIVE AND STOCK AWARD PLAN

Our Board of Directors has adopted, subject to stockholder approval, amendments to our 2002 Long Term Incentive and Stock Award Plan (the “2002 Plan”) to increase the number of shares of our common stock issuable under the 2002 Plan by 1,800,000 shares to 4,900,000 shares. The essential features of the 2002 Plan are summarized below. This summary does not purport to be a complete description of the 2002 Plan. The 2002 Plan (before giving effect to the proposed amendment) is attached as Annex 1 to this proxy statement.

General

The 2002 Plan is intended to provide incentives to attract, retain and motivate employees, consultants and directors in order to achieve our long-term growth and profitability objectives. The 2002 Plan provides for the grant to eligible employees and directors of stock options, share appreciation rights (“SARs”), restricted shares, restricted share units, performance shares, performance units, dividend equivalents and other share-based awards (the “Awards”).

The 2002 Plan was approved by our stockholders at our Annual Meeting of Stockholders held November 12, 2002. As currently amended, an aggregate of 3,100,000 shares of common stock has been reserved for issuance under the 2002 Plan (of which during a calendar year: (i) the maximum number of shares with respect to which options and SARs may be granted to an eligible participant under the 2002 Plan is 1,000,000 shares, and (ii) the performance shares, performance units, restricted shares and restricted units intended to qualify as performance-based compensation granted to an eligible participant under the 2002 Plan shall be not more than the equivalent of 800,000 shares), subject to anti-dilution adjustments in the event of certain changes in our capital structure, as described below. As of June 30, 2004, options to purchase an aggregate of 1,586,900 shares had been granted under the 2002 Plan. We are currently seeking approval from our stockholders to increase the number of shares of common stock issuable under the 2002 Plan by 1,800,000 shares to 4,900,000 shares. Shares issued pursuant to the 2002 Plan will be either authorized but unissued shares or treasury shares.

Unless earlier terminated, the 2002 Plan will expire on November 12, 2012, and no further awards may be granted thereunder after that date.

Eligibility and Administration

Officers and other employees of The Hain Celestial Group, Inc. and its subsidiaries and affiliates, consultants and directors of The Hain Celestial Group, Inc. are eligible to be granted Awards under the 2002 Plan. The 2002 Plan is administered by the Compensation Committee or such other committee (or the entire Board of Directors) as may be designated by the Board of Directors (the “Committee”). Unless otherwise determined by the Board of Directors, the Committee will consist of two or more non-employee directors with the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), each of whom is an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee determines which eligible employees, consultants and directors receive Awards, the types of Awards to be received and the terms and conditions thereof. The Committee has the authority to waive conditions relating to an Award or accelerate vesting of Awards.

The Committee is permitted to delegate to officers or other directors of The Hain Celestial Group, Inc. the authority to perform administrative functions for the 2002 Plan and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine to the extent permitted under Rule 16b-3 of the Exchange Act and applicable law.

If an Award is intended to be qualified performance-based compensation under Section 162(m) of the Code, the Committee may not increase the amount of compensation payable if it would disqualify the Award under Section 162(m) of the Code.

Awards

Incentive stock options (“ISOs”) intended to qualify for special tax treatment in accordance with the Code and nonqualified stock options not intended to qualify for special tax treatment under the Code may be granted for such number of shares of common stock as the Committee determines. The Committee is authorized to set the terms relating to an option, including exercise price and the time and method of exercise. The terms of ISOs will comply with the provisions of Section 422 of the Code. ISOs may only be granted to employees. Awards may be granted alone, in tandem with or in exchange for any other Award.

A SAR entitles the holder thereof to receive with respect to each share subject thereto, an amount equal to the excess of the fair market value of one share of common stock on the date of exercise (or, if the Committee so determines, at any time during a specified period before or after the date of exercise) over the exercise price of the SAR set by the Committee as of the date of grant. Payment with respect to SARs may be made in cash or shares of common stock as determined by the Committee.

Awards of restricted shares are subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, eligible employees granted restricted shares will have all of the rights of a stockholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of service during the applicable restriction period.

A restricted share unit entitles the holder thereof to receive shares of common stock or cash at the end of a specified deferral period. Restricted share units also are subject to such restrictions as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, restricted share units subject to deferral or restriction will be forfeited upon termination of employment during any applicable deferral or restriction period.

Performance shares and performance units provide for future issuance of shares or payment of cash, respectively, to the recipient upon the attainment of corporate performance goals established by the Committee over specified performance periods. Except as otherwise determined by the Committee, performance shares and performance units will be forfeited upon termination of service during any applicable performance period. Prior to payment of performance shares or performance units, the Committee will certify that the performance objectives were satisfied. Performance objectives may vary from person to person and will be based upon one or more of the following performance criteria as the Committee may deem appropriate: appreciation in value of the shares; total stockholder return; earnings per share; operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity; return on designated assets; return on capital; economic value added; earnings; revenues; expenses; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; net profit margin. The Committee may revise performance objectives if significant events occur during the performance period which the Committee expects to have a substantial effect on such objectives.

Dividend equivalents granted under the 2002 Plan entitle the holder thereof to receive cash, shares of common stock or other property equal in value to dividends paid with respect to a specified number of shares of common stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Committee is also authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, shares of common stock, as deemed by the Committee to be consistent with the purposes of the 2002 Plan.

Nontransferability

Unless otherwise set forth by the Committee in an award agreement, Awards (except for vested shares) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative.

Capital Structure Changes

If the Committee determines that any dividend, recapitalization, share split, reorganization, merger, consolidation, spin-off, repurchase, or other similar corporate transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible participants under the 2002 Plan, then the Committee is authorized to make such equitable changes or adjustments as it deems appropriate, including adjustments to (i) the number and kind of shares which may thereafter be issued under the 2002 Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards and (iii) the exercise price, grant price or purchase price relating to any Award.

Amendment and Termination

The 2002 Plan may be amended, suspended or terminated by our Board of Directors at any time, in whole or in part. However, any amendment for which stockholder approval is required by Section 422 of the Code will not be effective until such approval has been obtained. In addition, no amendment, suspension, or termination of the 2002 Plan may materially and adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. The Committee may waive any conditions or rights, amend any terms, or amend, suspend or terminate, any Award granted, provided that, without participant consent, such amendment, suspension or termination may not materially and adversely affect the rights of such participant under any Award previously granted to him or her.

Effective Date and Term

The 2002 Plan is effective as of November 12, 2002. Unless earlier terminated, the 2002 Plan will terminate as to future awards on November 12, 2012.

Federal Income Tax Consequences

The following is a summary of the federal income tax consequences of the 2002 Plan, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any state, local or foreign tax laws.

Stock Options

In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to us. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of common stock acquired on the exercise of such option depend on whether the option is a nonqualified stock option or an ISO.

Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of common stock received upon exercise over the exercise price. We will generally be entitled to a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of common stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock.

Generally, a participant will not recognize ordinary taxable income at the time of exercise of an ISO and no deduction will be available to us, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of disability or death). If an ISO granted under the 2002 Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option. Also, an ISO granted under the 2002 Plan will be treated as a nonqualified stock option to the extent it (together with other ISOs granted to the participant by us) first becomes exercisable in any calendar year for shares of common stock having a fair market value, determined as of the date of grant, in excess of $100,000.

If shares of common stock acquired upon exercise of an ISO are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of common stock acquired upon exercise of an ISO are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and we will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the shares of common stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of common stock have been held. Where shares of common stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of common stock have been held.

If an option is exercised through the use of shares of common stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction.

Although the exercise of an ISO as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

Restricted Stock

A participant who receives shares of restricted stock will generally recognize ordinary income at the time that they “vest” (i.e., either when they are not subject to a substantial risk of forfeiture or when they are freely transferable). The amount of ordinary income so recognized will generally be the fair market value of the common stock at the time the shares vest, less the amount, if any, paid for the stock. This amount is generally deductible for federal income tax purposes by us. Dividends paid with respect to common stock that is nonvested will be ordinary compensation income to the participant (and generally deductible by us). Any gain or loss upon a subsequent sale or exchange of the shares of common stock, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock. The holding period for this purpose will begin on the date following the date the shares vest.

In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and we will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to us. If a Section 83(b) election is made and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

SARs and Other Awards

With respect to SARs, restricted share units, performance shares, performance units dividend equivalents and other Awards under the 2002 Plan not described above, generally, when a participant receives payment with respect to any such Award granted to him or her under the 2002 Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to us.

Payment of Withholding Taxes

We may withhold, or require a participant to remit to us, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with Awards under the 2002 Plan.

Deductibility Limit on Compensation in Excess of $1 Million

Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with Awards granted under the 2002 Plan) by a public company to a “covered employee” (i.e., the chief executive officer and our four other most highly compensated executive officers) to no more than $1 million. We currently intend to structure stock options granted and other Awards made under the 2002 Plan to comply with an exception to nondeductibility under Section 162(m) of the Code. See “Report of the Compensation Committee on Executive Compensation.”

New Plan Benefits

The amount of benefits payable in the future under the 2002 Plan is not currently determinable.

Recommendation of the Board of Directors

The Board of Directors believes that approval of the proposed amendment is in our best interest, as well as the best interest of our stockholders and employees, because it will assist us in continuing to attract and retain the services of outstanding management and will enable us to use this type of long-term incentive compensation at levels commensurate with our peers while conserving our cash resources. The Board of Directors unanimously approved the proposed amendment to our 2002 Long Term Incentive and Stock Award Plan to increase the number of shares of our common stock issuable under the 2002 Plan by 1,800,000 shares to 4,900,000 shares, recommends a vote FOR approval of the amendment to our 2002 Long Term Incentive and Stock Award Plan.

PROPOSAL NO. 3

RATIFICATION OF THE SELECTION OF REGISTERED INDEPENDENT

ACCOUNTANTS

It is the practice of the Board of Directors to designate the accounting firm that will serve as our registered independent accountants. The Audit Committee has recommended that Ernst & Young LLP be selected to audit our financial statements for the fiscal year ending June 30, 2005 and the Board of Directors has approved the selection of Ernst & Young LLP. Ernst & Young LLP has audited our financial statements since 1994.

The Audit Committee reviews and approves the audit and non-audit services to be provided by our registered independent accountants during the year, considers the effect that performing those services might have on audit independence and approves management’s engagement of our registered independent accountants to perform those services.

Ernst & Young LLP expects to have a representative at our Annual Meeting of Stockholders who will have the opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR ratification of Ernst & Young LLP as our registered independent accountants for our fiscal year ending June 30, 2005.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation paid by us for services rendered during the three fiscal years ended June 30, 2004 to or for the accounts of our Chief Executive Officer, our other most highly compensated executive officers and one individual who served as an executive officer during a portion of fiscal 2003 but has not served as an executive officer since January 31, 2003, who we refer to as the named executive officers.

Summary Compensation Table

	Annual Compensation								Long Term Compensation				All Other Compensation
	Fiscal Year	Salary		Bonus			Other Annual Compensation		Awards
Name and Principal Position									Restricted Stock Awards ($)		Securities Underlying Options
Irwin D. Simon President, Chief Executive Officer and Chairman of the Board	2004 2003 2002	$ $ $	810,000 643,077 520,000	$ $ $	850,500 355,000 12,000	(2)	$ $	— 16,000 12,300	$3,135,000 — —	(1)	300,000 600,000 300,000			— — —

Ira J. Lamel (3) Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2004 2003 2002	$ $ $	325,000 310,417 225,000	$ $	(4) 150,000 98,250	(2) (5)	$ $ $	16,200 12,700 7,800	— — —		100,000 175,000 125,000	(6) (6)		— — —

Gary M. Jacobs (7) Executive Vice President and Secretary	2004 2003 2002	$ $	— 157,500 270,000	$ $	— 100,000 48,000	(7) (5)	$ $	— 5,950 7,800	— — —		— 25,000 —		$ $	157,500 112,500 —	(7) (7)

(1)	These awards were made under the terms of Mr. Simon’s existing employment agreement with us and will vest over the period from the date of award through the term of his current agreement (or earlier on a change of control).
(2)	Includes a one-time bonus of $175,000 for Mr. Simon and $50,000 for Mr. Lamel in connection with our acquisition of Imagine Foods, Inc.
(3)	Mr. Lamel commenced employment on October 1, 2001.
(4)	We have not yet determined an annual bonus for Mr. Lamel for fiscal 2004. Executive bonuses are based on performance targets such as volume, profit, EBITDA, acquisitions, acquisition integration, costs, efficiencies, new products and distribution growth as well as other objective criteria specific to each executive’s responsibilities.
(5)	Includes a one-time award of $30,000 to each of Mr. Jacobs and Mr. Lamel to be used to purchase our common stock in the public market.
(6)	50% became exercisable on the date of grant and 50% become exercisable six months from the date of grant.
(7)	Mr. Jacobs’ employment ended on January 31, 2003. “Annual Compensation—Bonus” for Mr. Jacobs for fiscal 2003 includes a one-time bonus of $100,000 in connection with our sale of our Health Valley manufacturing facility and “All Other Compensation” for Mr. Jacobs for fiscal 2003 and fiscal 2004 consists entirely of severance payments.

Employment Agreements

Irwin D. Simon

We have entered into an employment agreement with Mr. Simon, which is effective from July 1, 2003, through June 30, 2007. Mr. Simon’s employment agreement provides for a minimum annual base salary of $810,000 for the fiscal year ended June 30, 2004, $875,000 for the fiscal year ended June 30, 2005, $950,000 for the fiscal year ended June 30, 2006 and $1,050,000 for the fiscal year ending June 30, 2007. Mr. Simon’s employment agreement also provides for an annual bonus ranging from 0% to 150% of his annual compensation upon the achievement of sales and profitability objectives to be determined by our Compensation Committee. Under the agreement, Mr. Simon receives an annual grant during each year of the term of his agreement of options under our 2002 Plan exercisable for 300,000 shares of our common stock at an exercise price equal to the market price on the date of the grant. Mr. Simon also received an award of 150,000 shares of restricted stock under the 1994 Plan, which will vest from the date of award through the end of his contract. In the event that

Mr. Simon is terminated without cause or he resigns for good reason, which will include resignation upon a change of control, he will be entitled to, among other things, three years’ annual salary and three years’ average annual bonus plus compensation in lieu of his granted and ungranted options (based on a Black-Scholes valuation). In addition, if his contract is not renewed at the end of its term, Mr. Simon will be entitled to three years’ annual salary and three years’ average annual bonus. Mr. Simon has also agreed not to compete with us during his employment term or for a period of three years thereafter and has agreed to customary provisions regarding confidentiality and proprietary rights.

Change of Control Agreements

We have entered into a change of control agreement with Mr. Lamel and certain other employees that provides that in the event that, following a change of control of The Hain Celestial Group, Inc., the surviving corporation takes certain actions, including a termination without cause, diminution in duties or forced relocation, such employee will be entitled to terminate his employment and receive up to three times annual base salary and annual bonus, up to three years’ benefits continuation, immediate vesting of all outstanding options and reimbursement of certain tax obligations.

Stock Option Grants and Exercises

The table below sets forth information with respect to exercises of options by our named executive officers during our fiscal year ended June 30, 2004. Because there were no grants of options to our named executive officers during our fiscal year ended June 30, 2004, that table has been omitted.

Aggregate Option Exercises in Last Fiscal Year

and Fiscal Year End Option Values

Name	Shares Acquired on Exercise		Value Realized	Securities Underlying Unexercised Options Held at June 30, 2004		Value of Unexercised In-the-Money Options at June 30, 2004(1)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Irwin D. Simon	535,000	(2)	$9,551,206	2,335,000	—	$3,695,125	—
Ira J. Lamel	100,000		$884,770	200,000	—	$452,750	—
Gary M. Jacobs	175,000		$796,425	—	—	—	—

(1)	Based on a price of $18.10 per share, the closing bid price for our common stock on The NASDAQ National Market on June 30, 2004.
(2)	Mr. Simon exercised these options, which otherwise would have expired on November 12, 2003, and sold the resulting shares in November 2003.

1994 Long Term Incentive and Stock Award Plan

In December 1994, we adopted the 1994 Long Term Incentive and Stock Award Plan, which we refer to in this notice of annual meeting as the 1994 Plan. The 1994 Plan, as amended, provides for the granting of incentive stock options and other stock-based awards to employees and directors to purchase up to an aggregate of 6,400,000 shares of our common stock. The 1994 Plan is administered by the Compensation Committee of the Board of Directors, or a subcommittee thereof. All of the awards granted to date under the 1994 Plan have been incentive or non-qualified stock options providing for exercise prices not less than the fair market price at the date of grant, and expire 10 years after date of grant. At the discretion of the Compensation Committee, options are exercisable upon grant or over an extended vesting period. During fiscal 2004, 150,000 shares were awarded (subject to certain restrictions), options to purchase 195,550 shares were granted at prices ranging from $18.25 to $20.90 per share, options to purchase 611,872 shares were exercised and options to purchase 179,500 shares were canceled. At June 30, 2004, options to purchase 4,381,821 shares were outstanding and 150,982 shares were available for grant under the 1994 Plan.

2002 Long Term Incentive and Stock Award Plan

In November 2002, we adopted the 2002 Long Term Incentive and Stock Award Plan, which we refer to in this notice of annual meeting as the 2002 Plan. The 2002 Plan currently provides for the granting of incentive stock options and other stock-based awards to employees, directors and consultants to purchase up to an aggregate of 3,100,000 shares of our common stock with a maximum individual limit of 1,000,000 options in any calendar year. The 2002 Plan is administered by the Compensation Committee of the Board of Directors, or a subcommittee thereof. All of the options granted to date under the 2002 Plan have been incentive or non-qualified stock options providing for exercise prices equivalent to the fair market price at date of grant, and expire 10 years after date of grant. Options may be exercisable upon grant or over an extended vesting period. During fiscal 2004, 116,300 options were granted at prices ranging from $15.85 to $18.63 per share, 334,745 options were exercised and 67,800 options were terminated. At June 30, 2004, 1,184,355 options are outstanding and 1,580,900 shares are available for grant under the 2002 Plan. The Board of Directors has approved, subject to stockholder approval, amendments to the 2002 Plan to increase the number of shares issuable over the term of the 2002 Plan by 1,800,000 shares to 4,900,000 shares in the aggregate. See “Proposal No. 2—Approval of An Amendment to the 2002 Long Term Incentive and Stock Award Plan.”

1996 Directors Stock Option Plan

In December 1995, we adopted the 1996 Directors Stock Option Plan, which we refer to in this notice of annual meeting as the 1996 Directors Plan. The 1996 Directors Plan provides for the granting of stock options to non-employee directors to purchase up to an aggregate of 750,000 shares of our common stock. No options may be granted under the Directors Plan after December 2000. As of June 30, 2004, options to purchase 352,500 shares were outstanding under the 1996 Directors Plan.

2000 Directors Stock Option Plan

In May 2000, we adopted a new 2000 Directors Stock Option Plan, which we refer to in this notice of annual meeting as the 2000 Directors Plan. The 2000 Directors Plan provides for granting of stock options to non-employee directors to purchase up to an aggregate of 950,000 shares of our common stock. During fiscal 2004, 163,000 options were granted at prices ranging from $18.03 to $22.08 and 145,000 options were exercised while 55,000 were canceled. At June 30, 2004, options to purchase 518,000 shares were outstanding and 287,000 options were available for grant under the 2000 Directors Plan.

Celestial Plans

In connection with the merger of Celestial Seasonings, Inc. with and into our wholly owned subsidiary on May 30, 2000 (the “Merger”), we assumed Celestial’s 1993 Long-Term Incentive Plan and 1994 Non-Employee Director Compensation Plan, which we refer to in this notice of annual meeting collectively as the Celestial Plans. Following the consummation of the Merger, no options to purchase shares of common stock will be granted under the Celestial Plans. During fiscal 2004, options to purchase 15,128 shares were exercised and options to purchase 589 shares were canceled. As of June 30, 2004, options to purchase 332,761 shares of common stock were outstanding under the Celestial Plans.

Equity Compensation Plan Information

The table below sets forth information with respect to our compensation plans as of June 30, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,769,437	$18.67	2,018,882

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	6,769,437	$18.67	2,018,882

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee is comprised of three independent directors and operates under a written charter. A copy of the amended and restated Audit Committee charter is available on our website at www.hain-celestial.com. The Audit Committee, in its oversight role over (1) our financial accounting and reporting process, (2) our system of internal controls established by management and (3) the external audit process, has met with management and our registered independent accountants. Discussions about our audited financial statements included our registered independent accountants’ judgments about the quality, not just the acceptability, of our accounting principles and underlying estimates used in our financial statements, as well as other matters, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees (“SAS 61”), as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, and by our Audit Committee Charter. In conjunction with the specific activities performed by the Audit Committee in its oversight role, it issued the following report:

1.	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended June 30, 2004 with our management.

2.	The Audit Committee has discussed with the registered independent accountants the matters required to be discussed by SAS 61.

3.	The Audit Committee has received from the registered independent accountants, as required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committee, (i) a written disclosure, indicating all relationships, if any, between the registered independent accountant and its related entities and the company and its related entities which, in the registered independent accountants’ professional judgment, reasonably may be thought to bear on the registered independent accountants’ independence, and (ii) a letter from the registered independent accountants confirming that, in its professional judgment, it is independent of the company; and the Audit Committee has discussed with the registered independent accountants their independence from the company.

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the board has approved, that the audited financial statements should be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2004 for filing with the Securities and Exchange Commission.

Barry J. Alperin, Chairperson

Lewis D. Schiliro

Larry S. Zilavy

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees. The aggregate fees billed for each of the 2004 and 2003 fiscal years for professional services rendered by Ernst & Young for the audit of our annual financial statements and review of financial statements included in our Form 10-Q or services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements for those fiscal years were $655,010 and $583,167, respectively.

Audit-Related Fees. The aggregate fees billed in each of the 2004 and 2003 fiscal years for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported in the immediately preceding paragraph were $342,323 and $457,243, respectively. The services comprising the fees disclosed under this category were related to due diligence in connection with acquisitions and accounting consultations.

Tax Fees. The aggregate fees billed in each of the 2004 and 2003 fiscal years for professional services rendered by Ernst & Young for tax advice and tax planning were $182,617 and $175,189 respectively.

All Other Fees. There were no fees in each of the 2004 and 2003 fiscal years for all other matters.

The Audit Committee considered whether the provision of the services described above in this section are compatible with maintaining Ernst & Young’s independence.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our registered independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the registered independent accountants, the committee considers whether such services are consistent with the registered independent accountants’ independence, whether the registered independent accountants are likely to provide the most effective and efficient service based on their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality. The committee has delegated pre-approval authority to its chairman, who must report any decisions to the committee at its next scheduled meeting.

The recommendation to appoint Ernst & Young and the authorization of the Board of Directors to agree to Ernst & Young’s fee are being submitted to the stockholders at the annual general meeting. If such appointment is not made, the Board of Directors will consider other registered independent accountants for appointment. The Board of Directors recommends a vote FOR the appointment of Ernst & Young as our registered independent accountants for the 2005 fiscal year.

A representative of Ernst & Young is expected to be present at the meeting with an opportunity, if desired, to make a statement and to respond to your questions.

REPORT OF THE COMPENSATION

COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Committee. Our Compensation Committee is responsible for determining the compensation of our executive officers. The Compensation Committee, or a sub-committee thereof, also administers the 1994 Plan and discretionary grants under our 2000 Directors Plan and the 2002 Plan.

The Compensation Committee is currently comprised of Ms. Bronner, Ms. Hahn and Mr. Heyer, with Ms. Bronner acting as chairperson. Decisions and recommendations by the Compensation Committee are made on the basis of an assessment of corporate performance and a review of supporting data, including historical compensation data of other companies within the industry. Although actions with respect to various programs are taken at different times, consideration of each is made in the context of our overall compensation package.

Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and our other most highly compensated executive officers) to no more than $1 million. Considering the current structure of executive officer compensation, the Compensation Committee believes that we will not be denied any significant tax deductions for fiscal 2004. The Compensation Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

Compensation Philosophy. Our executive compensation program is designed to attract and retain qualified executives, provide competitive levels of remuneration, recognize individual initiatives and achievements, link executive compensation to corporate performance and align the interests of our executives with the interests of our stockholders. Our executive compensation program is comprised of salary, annual cash incentives and long-term, stock-based incentives. The principal method for long-term incentive compensation is option grants under our 2002 Long Term Incentive and Stock Award Plan. These grants are designed to promote the convergence of long-term interests between our key employees and our stockholders, since the value of options granted will increase or decrease with the value of our common stock. Because performance most significantly influences an individual executive’s compensation level, compensation levels in any particular year may be above or below those of our competitors, depending upon our performance. The following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken by the Compensation Committee with regard to fiscal 2004 compensation:

Base Salary. We establish salary ranges for each of our executive positions based on appropriate external comparisons, internal responsibilities and relationships to other corporate positions. Existing base salaries and annual escalations for the named executives were established based on the foregoing factors and in negotiation with each of the executives in connection with their employment by us.

Annual Incentive. We may pay annual cash bonuses in any year to reward significant corporate accomplishments and individual initiatives which contributed to the attainment of targeted goals relating to product sales, product margins, return on capital employed, earnings per share and stockholder return. If the Compensation Committee determines that corporate results are such that a bonus program is warranted, then each executive’s accomplishments are assessed as to their impact on corporate results. The chief executive officer consults with Compensation Committee members to review corporate results, the individual executive’s contributions and his recommendations as to annual incentive payments.

Long-Term Incentives. The 2002 Plan and 1994 Plan were approved by stockholders for the purpose of promoting the interests of our stockholders by: (1) attracting and retaining executives and other key employees of outstanding ability; (2) strengthening our capability to develop, maintain and direct a competent management team; (3) motivating executives and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; (4) providing incentive compensation opportunities which are competitive with those of other comparably situated corporations; and (5) enabling such employees to participate in our long-term growth and financial success.

Chief Executive Officer Compensation. The Compensation Committee is responsible for determining the appropriate compensation for our chief executive officer based on a variety of criteria, including our performance and the chief executive officer’s performance, the compensation of the chief executive officers of comparable companies and other market factors. In fiscal 2003, the Compensation Committee worked with Mr. Simon in the preparation of his employment agreement described above under the heading “Executive Compensation—Employment Agreements,” then recommended the adoption of the employment agreement to our Board of Directors, which adopted it unanimously.

Compensation Committee:	Beth L. Bronner, Chairperson
Marina Hahn
Andrew R. Heyer

PERFORMANCE GRAPH

The following graph compares the performance of our common stock to the S&P 500 Index and to the Standard & Poor’s Packaged Foods and Meats Index (in which we are included) for the period from June 30, 1999 through June 30, 2004. The comparison assumes $100 invested on June 30, 1999. In the proxy statement relating to our 2003 Annual Meeting, we compared the performance of our common stock with the performance of the Standard & Poor’s 500 Index and the Standard & Poor’s Food Group Index. In this proxy statement we have omitted the comparison to the Standard & Poor’s Food Group Index because that index no longer exists.

CERTAIN RELATIONSHIPS

On September 27, 1999, we announced an agreement with H.J. Heinz Company to form a strategic alliance for the global production and marketing of natural and organic foods and soy-based beverages. In connection with the alliance, we issued 2,837,343 investment shares of our common stock to Boulder, Inc. (formerly known as Earth’s Best), a wholly owned subsidiary of Heinz, for an aggregate purchase price of $82,383,843. In addition, in a separate transaction, we announced on September 27, 1999 that we had purchased the Earth’s Best trademarks. In consideration for the trademarks, we paid $4,620,000 in cash and issued 670,234 shares of our common stock to Boulder, valued at $17,380,000. These shares were subsequently transferred to HJH One, L.L.C., an affiliate of Heinz. In connection with the issuance of these shares, we and Boulder (currently HJH One, L.L.C.) entered into an investor’s agreement that provides for the appointment to our Board of Directors of one member nominated by HJH One, L.L.C., currently Mr. Ring, and one member jointly nominated by HJH One, L.L.C. and us, currently Mr. Smyth. Mr. Ring is Vice President—Business Development of H.J. Heinz Company. Mr. Smyth is Chief Administrative Officer and Senior Vice President—Corporate and Government Affairs of H.J. Heinz Company.

In accordance with the provisions of the investor’s agreement relating to HJH One, L.L.C.’s right to maintain its ownership percentage following certain issuances by us of our common stock, on June 19, 2000, we issued an additional 2,582,774 shares of common stock to HJH One, L.L.C. at an aggregate purchase price of $79,743,147 in connection with the Merger. Under the investor’s agreement described above, HJH One, L.L.C. has agreed to vote its shares in favor of nominees for directors listed in Proposal No. 1.

In fiscal 2004, we paid to H.J. Heinz Company approximately $695,596 in purchases, royalties and profit sharing fees, and they paid us approximately $570,956 in purchases. In addition, on May 27, 2004, we acquired the assets of our Rosetto and Ethnic Gourmet businesses from a subsidiary of H.J. Heinz Company for approximately $24,000,000 (subject to adjustment) and the assumption of certain liabilities. Messrs. Ring and Smyth recused themselves from all discussions regarding our acquisition of the assets of our Rosetto and Ethnic Gourmet businesses.

Mr. Meltzer, who is nominated for re-election as a director, is a partner at the law firm Cahill Gordon & Reindel LLP. Cahill Gordon & Reindel LLP provides legal services to us from time to time. In addition, Mr. Simon’s wife serves as our Director of International Sales, and Mr. Simon’s brother-in-law serves as our Vice President-Purchasing and Procurement, and each are paid at competitive rates with employees serving other companies in comparable positions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except for: one late filing by each of Mses. Bronner and Hahn and Messrs. Futterman, Glickman, Gold, Heyer, Meltzer and Zilavy relating to an option grant that were correctly reflected in the beneficial ownership table for last year’s proxy, one additional late filing by Mr. Glickman relating to one transaction, two late filings by Mr. Simon relating to an option grant and two transactions from prior years that were correctly disclosed in last year’s proxy, one additional late filing by Mr. Heyer relating to a gift of stock made in a prior year, one additional late filing by Mr. Gold (a former director) relating to six transactions, and three late filings by Mr. Harrison (a former director) relating to his Form 3 and to three transactions. One additional timely filing by Mr. Zilavy was later amended to correct an error in the original filing, although the reported transactions were accurately disclosed in the original filing.

OTHER MATTERS

Management does not know of any other matters that will come before the meeting, but should any other matters requiring a vote of stockholders arise, including any question as to an adjournment of the meeting, the persons named on the enclosed proxy will vote thereon according to their best judgment in our interests.

STOCKHOLDER PROPOSALS AND OTHER COMMUNICATIONS

We will not consider including a stockholder’s proposal for action, or a stockholder’s nomination of a person for election as a director, at our 2005 annual meeting of stockholders in the proxy material to be mailed to our stockholders in connection with such meeting unless such proposal or nomination is received at our principal office no later than August 5, 2005.

For all other stockholder communications with the Board of Directors or a particular director, a stockholder may send a letter to our principal office, at 58 South Service Road, Melville, NY 11747, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” The letter must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified individual directors.

HOUSEHOLDING

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which typically are mailed in early November of each year, by notifying us in writing at: 58 South Service Road, Melville, NY 11747, Attention: Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

By order of the Board of Directors,

Ira J. Lamel

Corporate Secretary

Dated: November 8, 2004

Your vote is important. If you do not expect to be present at the meeting and wish your stock to be voted, please sign and date the enclosed proxy and mail it promptly in the enclosed reply envelope addressed to Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004 or call our proxy solicitor, Innisfree M&A Incorporated, toll-free, at 1-888-750-5834.

Annex 1

THE HAIN CELESTIAL GROUP, INC.

2002 LONG TERM INCENTIVE AND STOCK AWARD PLAN

1. Purposes.

The purposes of the 2002 Long Term Incentive and Stock Award Plan are to advance the interests of The Hain Celestial Group, Inc. and its stockholders by providing a means to attract, retain, and motivate employees, consultants and directors of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)	“Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan; provided, however, that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

(b)	“Award” means any Option, SAR, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Dividend Equivalent, or Other Share-Based Award granted to an Eligible Person under the Plan.

(c)	“Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(d)	“Beneficiary” means the person, persons, trust or trusts which have been designated by an Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(g)	“Committee” means the Compensation Committee of the Board, or such other Board committee (which may include the entire Board) as may be designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist of two or more directors of the Company, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, to the extent applicable, and each of whom is an “outside director” within the meaning of Section 162(m) of the Code, to the extent applicable; provided, further, that the mere fact that the Committee shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.

(h)	“Company” means The Hain Celestial Group, Inc., a corporation organized under the laws of Delaware, or any successor corporation.

(i)	“Director” means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.

(j)	“Dividend Equivalent” means a right, granted under Section 5(g), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

(k)	“Eligible Person” means (i) an employee of the Company, a Subsidiary or an Affiliate, including any director who is an employee, (ii) a consultant to the Company or (iii) a Director.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

(m)	“Fair Market Value” means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. If the Shares are listed on any established stock exchange or a national market system, unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the mean between the high and low selling prices per Share on the immediately preceding date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange or market system on which the Shares are traded, as such prices are officially quoted on such exchange.

(n)	“ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(o)	“NQSO” means any Option that is not an ISO.

(p)	“Option” means a right, granted under Section 5(b), to purchase Shares.

(q)	“Other Share-Based Award” means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.

(r)	“Participant” means an Eligible Person who has been granted an Award under the Plan.

(s)	“Performance Share” means a performance share granted under Section 5(f).

(t)	“Performance Unit” means a performance unit granted under Section 5(f).

(u)	“Plan” means this 2002 Long Term Incentive and Stock Award Plan.

(v)	“Restricted Shares” means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

(w)	“Restricted Share Unit” means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.

(x)	“Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(y)	“SAR” or “Share Appreciation Right” means the right, granted under Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.

(z)	“Shares” means common stock, $.01 par value per share, of the Company.

(aa)	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3. Administration.

(a)	Authority of the Committee. The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i)	to select Eligible Persons to whom Awards may be granted;

(ii)	to designate Affiliates;

(iii)	to determine the type or types of Awards to be granted to each Eligible Person;

(iv)	to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(v)	to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, exchanged, or surrendered;

(vi)	to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person;

(vii)	to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;

(viii)	to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(ix)	to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(x)	to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable;

(xi)	to determine whether uncertificated Shares may be used in satisfying Awards and otherwise in connection with the Plan; and

(xii)	to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

(b)	Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to other members of the Board or officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law.

(c)

Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, and no officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

(d)	Limitation on Committee’s Discretion. Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, if the Award Agreement so provides, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such performance-based compensation.

4. Shares Subject to the Plan.

(a)	Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance in connection with Awards under the Plan shall be 3,100,000. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the preceding sentence. If any Awards are forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be canceled to the extent of the number of Shares as to which the Award is exercised.

(b)	Subject to adjustment as provided in Section 4(c) hereof, the maximum number of Shares (i) with respect to which Options or SARs may be granted during a calendar year to any Eligible Person under this Plan shall be 1,000,000 Shares, and (ii) with respect to Performance Shares, Performance Units, Restricted Shares or Restricted Share Units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be the equivalent of 800,000 Shares during a calendar year to any Eligible Person under this Plan.

(c)	In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares which may thereafter be issued under the Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives, if any, included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that, if an Award Agreement specifically so provides, the Committee shall not have discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(d)	Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

5. Specific Terms of Awards.

(a)	General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 7(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of service by the Eligible Person.

(b)	Options. The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:

(i)	Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee. The Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

(ii)	Option Term. The term of each Option shall be determined by the Committee.

(iii)	Time and Method of Exercise. The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares, notes or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons.

(iv)	ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that the ISO shall be granted within ten years from the earlier of the date of adoption or stockholder approval of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

(c)	SARs. The Committee is authorized to grant SARs (Share Appreciation Rights) to Eligible Persons on the following terms and conditions:

(i)	Right to Payment. A SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine in the case of any such right, the Fair Market Value of one Share at any time during a specified period before or after the date of exercise) over (2) the exercise price per Share of the SAR as determined by the Committee as of the date of grant of the SAR (which in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

(ii)	Other Terms. The Committee shall determine, at the time of grant or thereafter, the time or times at which a SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, a SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter and (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

(d)	Restricted Shares. The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:

(i)

Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible

Person granted Restricted Shares shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon. If the lapse of restrictions is conditioned on the achievement of performance criteria, the Committee shall select the criterion or criteria from the list of criteria set forth in Section 5(f)(i). The Committee must certify in writing prior to the lapse of restrictions conditioned on achievement of performance criteria that such performance criteria were in fact satisfied.

(ii)	Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of service during the applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

(iii)	Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company shall retain physical possession of the certificate.

(iv)	Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

(e)	Restricted Share Units. The Committee is authorized to grant Restricted Share Units to Eligible Persons, subject to the following terms and conditions:

(i)	Award and Restrictions. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine. If the lapse of restrictions is conditioned on the achievement of performance criteria, the Committee shall select the criterion or criteria from the list of criteria set forth in Section 5(f)(i). The Committee must certify in writing prior to the lapse of restrictions conditioned on the achievement of performance criteria that such performance criteria were in fact satisfied.

(ii)	Forfeiture. Except as otherwise determined by the Committee at date of grant or thereafter, upon termination of service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

(f)	Performance Shares and Performance Units. The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Persons on the following terms and conditions:

(i)	Performance Period. The Committee shall determine a performance period (the “Performance Period”) of one or more years and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Person to Eligible Person and shall be based upon one or more of the following performance criteria as the Committee may deem appropriate: appreciation in value of the Shares; total stockholder return; earnings per share; operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity; return on designated assets; return on capital; economic value added; earnings; revenues; expenses; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; net profit margin. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Performance Shares and Performance Units for which different Performance Periods are prescribed.

(ii)	Award Value. At the beginning of a Performance Period, the Committee shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met. The Committee must certify in writing that the applicable performance criteria were satisfied prior to payment under any Performance Shares or Performance Units.

(iii)	Significant Events. If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; provided, however, that, if an Award Agreement so provides, the Committee shall not have any discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(iv)	Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of service during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Performance Shares and Performance Units.

(v)	Payment. Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing as soon as practicable after the end of the relevant Performance Period. The Committee must certify in writing prior to the payment of any Performance Share or Performance Unit that the performance objectives and any other material terms were in fact satisfied.

(g)

Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify; provided, however, that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

(h)	Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, unrestricted shares awarded purely as a “bonus” and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(h).

6. Certain Provisions Applicable to Awards.

(a)	Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Person to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The per Share exercise price of any Option, grant price of any SAR, or purchase price of any other Award conferring a right to purchase Shares which is granted, in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion.

(b)	Term of Awards. The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO or a SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

(c)	Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, notes or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments.

(d)	Nontransferability. Unless otherwise set forth by the Committee in an Award Agreement, Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his guardian or legal representative. An Eligible Person’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person’s creditors.

(e)	Noncompetition. The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with the Company.

7. General Provisions.

(a)	Compliance with Legal and Trading Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under the Plan may be subject to such other restrictions on transfer as determined by the Committee.

(b)	No Right to Continued Employment or Service. Neither the Plan nor any action taken thereunder shall be construed as giving any employee, consultant, or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee’s, consultant’s or director’s employment or service at any time.

(c)	Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable Federal, state and local law.

(d)	Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders of the Company or Participants, except that any such amendment or alteration as it applies to ISOs shall be subject to the approval of the Company’s stockholders to the extent such stockholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.

(e)	No Rights to Awards; No Stockholder Rights. No Eligible Person or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a stockholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.

(f)	Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(g)	Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(h)	Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees, consultants or directors unless the Company shall determine otherwise.

(i)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)	Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of New York without giving effect to principles of conflict of laws thereof.

(k)	Effective Date; Plan Termination. The Plan shall become effective as of November 12, 2002 (the “Effective Date”) subject to approval by the stockholders of the Company. The Plan shall terminate as to future awards on the date which is ten (10) years after the Effective Date.

(l)	Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

THE HAIN CELESTIAL GROUP, INC.

This proxy is solicited on behalf of the Board of Directors of The Hain Celestial Group, Inc. (the “Company”). The undersigned hereby appoints Irwin D. Simon and Ira J. Lamel, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company on December 2, 2004, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein. If no instruction is given the shares will be voted “FOR” items 1, 2 and 3 below, each of said items being more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which are hereby acknowledged.

The Board of Directors Recommends You Vote “FOR” items 1, 2 and 3 below

1.	Election of Directors

FOR all nominees listed below (except as ☐ marked to the contrary below)	WITHHOLD AUTHORITY to vote for ☐ all nominees listed below

(Instructions: to withhold authority to vote for an individual nominee, strike a line through the nominee’s name listed below.)

Irwin D. Simon, Barry J. Alperin, Beth L. Bronner, Jack Futterman, Daniel R. Glickman, Marina Hahn, Andrew R. Heyer, Roger Meltzer, Mitchell A. Ring, Lewis D. Schiliro, D. Edward I. Smyth and Larry S. Zilavy

2.	To approve the amendment to the 2002 Long Term Incentive and Stock Award Plan to increase the number of shares issuable over the term of the plan by 1,800,000 shares to 4,900,000 shares in the aggregate. For ☐ Against ☐ Abstain ☐
3.	To ratify the appointment of Ernst & Young LLP, to act as registered independent accountants of the Company for the fiscal year ending June 30, 2005. For ☐ Against ☐ Abstain ☐

In their discretion, the proxies named above are authorized to vote upon such other business as may properly come before the meeting.

Please Complete All Information Below

Signature:

Signature:

Dated:                                                                           2004

Please sign exactly as names appear hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.